Filed Pursuant to
Rule 424(b)(3)
Registration No. 333-143843

PROSPECTUS

Commonwealth Bankshares, Inc.

1,163,461 Shares

Common Stock

The selling shareholders, as listed beginning on page 7 of this prospectus, may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer and sale is not permitted.

This prospectus relates to offerings by the selling shareholders from time to time of a total of 1,163,461 shares of the common stock of Commonwealth Bankshares, Inc. The selling shareholders acquired the shares of common stock on October 26, 2006 through a $27.5 million Private Placement of Commonwealth Bankshares’ common stock. Pursuant to the terms of the Private Placement Memorandum, dated August 31, 2006, the Company sold 1,163,461 shares of its common stock at a price of $23.64 per share.

The selling shareholders may offer the shares of common stock from time to time at market prices prevailing at the time of the sales or at negotiated prices. We will not receive any of the proceeds from the sale of the shares of common stock made by the selling shareholders.

Our common stock is listed on the NASDAQ Global Market under the trading symbol “CWBS”. The closing price of our common stock on August 14, 2007 was $19.84.

Investing in our common stock involves certain risks. See “ Risk Factors” beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the disclosures in this prospectus. Any representation to the contrary is a criminal offense.

The shares of common stock are not savings or deposit accounts or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this prospectus is August 16, 2007.

ABOUT THIS PROSPECTUS

In this prospectus, “Commonwealth”, “we”, “us,” the “Company” and “our” refer to Commonwealth Bankshares, Inc., and “common stock” refers to Commonwealth Bankshares, Inc.’s common stock, par value $2.066 per share.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling shareholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

We have not taken any action to permit a public offering of the shares of common stock outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restriction relating to this offering of the shares of common stock and the distribution of this prospectus outside the United States.

THE COMPANY

We are a one-bank holding company headquartered in Norfolk, Virginia. The Company conducts virtually all of its business through its wholly-owned banking subsidiary, Bank of the Commonwealth (the “Bank”), which was organized in 1970 and began operations in April, 1971.

The Bank is a state-chartered community bank with its main banking and administrative offices located in Norfolk, Virginia. In Virginia, the Bank operates four branches in Norfolk, four branches in Virginia Beach, two branches in Chesapeake and two branches in Portsmouth. In North Carolina, the Bank operates one branch in Powells Point. Additionally, the Bank has four subsidiaries, all incorporated under the laws of the Commonwealth of Virginia: BOC Title of Hampton Roads, Inc., T/A Executive Title Center, BOC Insurance Agencies of Hampton Roads, Inc., Commonwealth Financial Advisors, LLC, and Community Home Mortgage of Virginia, Inc., T/A Bank of the Commonwealth Mortgage. Bank of the Commonwealth Mortgage currently operates one mortgage branch office in Virginia Beach, one mortgage branch office in Gloucester, one mortgage branch office in Richmond, Virginia and a mortgage branch office in Kill Devil Hills, North Carolina. Executive Title Center currently operates one title insurance branch office in Norfolk, one title insurance branch in Gloucester, and one title insurance branch in Suffolk, Virginia. Commonwealth Financial Advisors currently are located within the Bank branches.

If you want more information about us, please see the sections in this prospectus entitled “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference”.

RISK FACTORS

An investment in the Company’s common stock involves significant risks inherent to the Company’s business. The risks and uncertainties that management believes affect or could affect the Company are described below. You should carefully read and consider these risks and uncertainties described below together with all of the other information included in this report, before you decide to invest in our common stock.

We may incur losses if we are unable to successfully manage interest rate risk.

Our profitability will depend in substantial part upon the spread between the interest rates earned on investments and loans and interest rates paid on deposits and other interest-bearing liabilities. These rates are normally in line with our competition and might vary based on the Asset/Liability Management Committee’s vision of the Company’s needs. Changes in interest rates will affect our operating performance and financial condition in diverse ways including the pricing of securities, loans and deposits, and the volume of loan originations in our mortgage banking business. We attempt to minimize our exposure to interest rate risk, but we will be unable to eliminate it. Our net interest spread will depend on many factors that are partly or entirely outside our control, including competition, federal economic, monetary and fiscal policies, and economic conditions generally.

We may be adversely affected by economic conditions in our market area.

Our current market area is primarily in the South Hampton Roads portion of Virginia, which includes the cities of Norfolk, Chesapeake, Virginia Beach and Portsmouth. In the event of an economic downturn in this market, the lack of geographic diversification could adversely affect the banking business and, consequently, our results of operations and financial condition. Changes in the economy may influence the growth rate of our loans and deposits, the quality of the loan portfolio, loan and deposit pricing and the performance of our mortgage banking and title insurance subsidiaries. A significant decline in general economic conditions caused by inflation, recession, unemployment or other factors beyond our control would impact these local economic conditions and the demand for banking products and services generally, which could negatively affect our financial condition and performance.

Although we might not have significant credit exposure to all the businesses in our areas, the downturn in any of these businesses could have a negative impact on local economic conditions and real estate collateral values generally, which could negatively affect our profitability.

Our concentration in loans secured by real estate may increase our credit losses, which would negatively affect our financial results.

We offer a variety of secured loans, including commercial lines of credit, commercial term loans, real estate, construction, home equity, consumer and other loans. Many of our loans are secured by real estate (both residential and commercial) in our market area. A major change in the real estate market, such as deterioration in the value of this collateral, or in the local or national economy, could adversely affect our customer’s ability to pay these loans, which in turn could impact us. Risk of loan defaults and foreclosures are unavoidable in the banking industry, and we try to limit our exposure to this risk by monitoring our extensions of credit carefully. We cannot fully eliminate credit risk, and as a result credit losses may occur in the future.

If our allowance for loan losses becomes inadequate, our results of operations may be adversely affected.

We maintain an allowance for loan losses that we believe is a reasonable estimate of known and inherent losses in our loan portfolio. Through a periodic review and consideration of the loan portfolio, management determines the amount of the allowance for loan losses by considering general market conditions, credit quality of the loan portfolio, the collateral supporting the loans and performance of our customers relative to their financial obligations with us. The amount of future losses is susceptible to changes in economic, operating and other conditions, including changes in interest rates, which may be beyond our control, and these losses may exceed our current estimates. Rapidly growing loan portfolios are, by their nature, unseasoned. As a result, estimating loan loss allowances is more difficult, and may be more susceptible to changes in estimates, and to losses exceeding estimates, than more seasoned portfolios.

Although we believe the allowance for loan losses is a reasonable estimate of known and inherent losses in our loan portfolio, we cannot fully predict such losses or that our loan loss allowance will be adequate in the future. Excessive loan losses could have a material impact on our financial performance. Consistent with our loan loss reserve methodology, we expect to make additions to our loan loss reserve levels as a result of our loan growth, which may affect our short-term earnings.

Federal and state regulators periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize further loan charge-offs, based on judgments different than those of our management. Any increase in the amount of our provision or loans charged-off as required by these regulatory agencies could have a negative effect on our operating results.

Our future success is dependent on our ability to compete effectively in the highly competitive banking industry.

We face vigorous competition from other commercial banks and other financial institutions, including savings and loan associations, savings banks, finance companies and credit unions for deposits, loans and other financial services in our market area. A number of these banks and other financial institutions are significantly larger than we are and have substantially greater access to capital and other resources, as well as larger lending limits and branch systems, and offer a wider array of banking services. To a limited extent, we also compete with other providers of financial services, such as money market mutual funds, brokerage firms, consumer finance companies, insurance companies and governmental organizations which may offer more favorable financing than we can. Many of our non-bank competitors are not subject to the same extensive regulations that govern us. As a result, these non-bank competitors have advantages over us in providing certain services. This competition may reduce or limit our margins and our market share and may adversely affect our results of operations and financial condition.

Our profitability may suffer because of rapid and unpredictable changes in the highly regulated environment in which we operate.

The banking industry is subject to extensive regulation by state and federal banking authorities. Many of the banking regulations we are governed by are intended to protect depositors, the public or the deposit insurance fund maintained by the Federal Deposit Insurance Corporation, not stockholders. Banking regulations affect our lending practices, capital structure, investment practices, dividend policy and many other aspects of our business. These requirements may constrain our rate of growth and changes in regulations could adversely affect us. The burden imposed by these federal and state regulations may place banks in a competitive disadvantage compared to less regulated competitors. In addition, the cost of compliance with regulatory requirements could adversely affect our ability to operate profitably.

We rely heavily on our management team and the unexpected loss of any of those personnel could adversely affect our operations; we depend on our ability to attract and retain key personnel.

We are a customer-focused and relationship-driven organization. Our success depends substantially on the banking relationships maintained with our customers and the skills and abilities of our executive and senior officers. We have entered into employment agreements with our executive officers and other senior officers. The existence of such agreements, however, does not necessarily assure that we will be able to continue to retain their services. The unexpected loss of any of our key employees could have a material adverse effect on our business and possibly result in reduced revenues and earnings. We do maintain key man life insurance on key officers to provide the Company with some financial protection.

Our business success is also dependent upon our ability to continue to attract, hire, motivate and retain skilled personnel to develop new customer relationships as well as new financial products and services. Many experienced banking professionals employed by our competitors are covered by agreements not to compete or solicit their existing customers if they were to leave their current employment. These agreements make the recruitment of these professionals more difficult. The market for these people is competitive, and we cannot assure you that we will be successful in attracting, hiring, motivating or retaining them.

FORWARD-LOOKING STATEMENTS

This prospectus, including information included or incorporated by reference in the prospectus, contains forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of Union Bankshares that involve risks and uncertainties. These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:

•	fluctuations in market rates of interest and loan and deposit pricing, which could negatively affect our net interest margin, asset valuations and expense projections;

•	adverse changes in the economies of the Virginia market (areas in which we operate), which may affect our business prospects and could cause credit-related losses and expenses;

•	continuing the well-established and valued relationships we have built with our customers;

•	adverse developments in our loan origination volume;

•	competitive factors in the banking industry, such as the trend towards consolidation in the markets in which we operate; and

•	changes in banking legislation or the regulatory requirements of federal and state agencies applicable to bank holding companies and banks like ours.

Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. In addition, our past results of operations do not necessarily indicate our future results.

We caution you that the above list of important factors is not exclusive, and other factors are discussed in more detail under “Risk Factors” in this prospectus. These forward-looking statements are made as of the date of this prospectus and we may not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made.

USE OF PROCEEDS

The selling shareholders will receive all of the proceeds from the sale of their shares of our common stock and we will not receive any proceeds from the sale of those shares. In addition, the selling shareholder will pay any underwriting discounts, selling commissions and similar selling expenses, if any, attributable to the sale of the shares of common stock covered by this prospectus.

MARKET PRICES AND DIVIDEND POLICY

Our common stock is listed on the NASDAQ Global Market under the symbol “CWBS”. As of June 30, 2007 shares of our common stock were held by approximately 875 shareholders. The following table sets forth the high and low sales prices for the common stock and the cash dividends declared per share of the common stock during the periods indicated below.

Declarations of dividends are at the discretion of the Board of Directors, no assurance can be given that dividends will be paid at any time in the future.

On May 16, 2006, the Board of Directors approved an amendment to the Articles of Incorporation of the Company to increase the number of authorized shares of common stock from 15,000,000 to 16,500,000 shares, to reduce the par value of each share from $2.50 to $2.273 per share, and effect an 11-for-10 stock split distributed on June 30, 2006 to shareholders of record on June 19, 2006. All share and per share amounts included in the text of this prospectus have been restated for all periods presented to reflect the stock split.

On November 27, 2006, the Board of Directors approved an amendment to the Articles of Incorporation of the Company to increase the number of authorized shares of common stock from 16,500,000 to 18,150,000 shares, to reduce the par value of each share from $2.273 to $2.066 per share, and effect an 11-for-10 stock split distributed on December 29, 2006 to stockholders of record on December 18, 2006.

	High	Low	Cash Dividend Declared
2005
1st Quarter	$17.36	$15.12	$0.0413
2nd Quarter	17.51	16.12	0.0413
3rd Quarter	19.71	17.56	0.0413
4th Quarter	23.55	19.58	0.0497

2006
1st Quarter	$23.80	$21.82	$0.0495
2nd Quarter	25.08	23.09	0.0495
3rd Quarter	25.46	23.65	0.0500
4th Quarter	26.20	23.50	0.0500

2007
1st Quarter	$25.00	$22.10	$0.0600
2nd Quarter	$22.47	$20.50	$0.0600
3rd Quarter (through August 14)	$21.75	$19.84	$0.0800

SELLING SHAREHOLDERS

The selling shareholders acquired their shares on October 26, 2006 under the terms of the Private Placement Memorandum, dated August 30, 2006, upon the completion of a $27.5 million private placement of the Company’s common stock. All shares were sold to accredited investors, as such term is defined in accordance with the Securities Act of 1933, as amended.

The table below sets forth information as of June 13, 2007 with respect the number of shares of our common stock beneficially owned by each selling shareholder, the number of shares that may be sold for the account of each selling shareholder, the number and percentage of shares of common stock that will be beneficially owned by each selling shareholder after completion of the offering assuming the sale of all shares offered and no other changes in beneficial ownership. None of the selling shareholders are affiliated with or have a material relationship with us, other than Messrs. Laurence C. Fentriss, Morton Goldmeier and Richard J. Tavss who are members of our Board of Directors. None of the selling shareholders is a broker-dealer and only one of the below listed selling shareholders, Mr. Fentriss, is an affiliate of a broker-dealer, as defined by Rule 405. Mr. Fentriss is President of Anderson & Strudwick Investment Corporation which is the holding company for Anderson & Strudwick, Inc., a registered broker-dealer headquartered in Richmond, Virginia. No shares were acquired by Mr. Fentriss as compensation for the professional services of the broker-dealer. Mr. Fentriss, as an affiliate of a broker-dealer purchased the securities to be resold in the ordinary course of business, and at the time of the purchase, he had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of the sale or sales of common stock covered by this prospectus. We cannot estimate the number of shares that each selling shareholder will hold after completion of this offering because the selling shareholders may offer some or all of the shares owned by them and further because we have no knowledge as to any agreements, arrangements or understandings with respect to the sale of any of the shares. Our registration of the shares of common stock held by the selling shareholders does not necessarily mean that the selling shareholders will sell all or any of the shares. Notwithstanding the foregoing, under the applicable securities laws certain of the selling shareholders may be considered underwriters with respect to their shares of common stock offered hereby.

Name	Shares Beneficially Owned Prior to the Offering	Number of Shares Offered	Shares Beneficially Owned After the Offering (1)	Percent of Class Owned After the Offering (1)
Alpine Woods Growth Values Financial Equities, LP (2)	6,600	6,600	0	*
American Bank Capital Growth Fund, LLC (3)	22,000	22,000	0	*
Karen Lynn Adams	4,425	4,400	25	*
Sanjay M. Amin	2,121	2,115	6	*
Steven J. Anthony	2,200	2,200	0	*
Russell R. Barrett	3,172	3,172	0	*
B. John Barry	44,000	44,000	0	*
Jessica M. Barry	11,000	11,000	0	*
Michael B. Barry	11,000	11,000	0	*
Thomas J. Barry	11,000	11,000	0	*
Carlton F. Bennett	9,730	4,231	5,499	*
Karen Simpson Berglund Revocable Trust Karen & Scott Berglund TTEES UA DTD 12/14/89 & Restated 7/23/96	2,121	2,115	6	*
Canyon Value Realization Fund, LP (4)	10,205	3,764	6,441	*
Clearpond & Co. (5)	198,000	198,000	0	*
Arthur W. Cobb	1,142	1,142	0	*
Lynn W. Cobb	1,142	1,142	0	*

Name	Shares Beneficially Owned Prior to the Offering	Number of Shares Offered	Shares Beneficially Owned After the Offering (1)	Percent of Class Owned After the Offering (1)
Suzanne Collins	1,268	1,268	0	*
James S. Conway	1,148	1,142	0	*
Kenneth Culver	1,268	1,268	0	*
W. Keith Curtis & Kim S. Curtis, JT TEN	5,415	2,115	3,300	*
John P. Dahdah & Carol Henwood-Dahdah	1,268	1,268	0	*
Joseph R. Daniel Trust U/A DTD 12/17/90 Joseph R. Daniel, TTEE	16,013	2,284	13,729	*
Bobby W. Davis	4,255	4,231	24	*
Dearden, Maguire, Weaver & Barrett 401k Dtd 1/22/97 FBO P. Keegan	338	338	0	*
Delaware Charter GTY & TR C/F FBO Suzanne A. Morrissey Curran	1,057	1,057	0	*
Delaware Charter GTY & TR C/F FBO Alexander A. Maguire IRA	16,922	16,922	0	*
Delaware Charter GTY & TR C/F FBO Henry B. Maguire Spous Std IRA	1,268	1,268	0	*
Delaware Charter FBO James M. Weaver Rollover IRA	8,461	8,461	0	*
Delaware Charter GTY & TR C/F FBO Edward H. Maguire Std IRA R/O	1,268	1,268	0	*
Delaware Charter GTY and TR C/F FBO Elsie A. Stevens IRA	633	633	0	*
Donald E. Dysland	1,057	1,057	0	*
Estate of Lea R. Powell	1,692	1,692	0	*
Robert Epstein	1,509	1,481	28	*
FFC Management, Inc. (6)	22,211	22,211	0	*
Financial Stocks Capital Partners III, LP (7)	435,437	105,768	329,669	4.8%
Laurence C. Fentriss	284,884	12,692	272,192	3.9%
Gateway Financial Holdings, Inc. (8)	273,492	273,492	0	*
Robert J. Gallivan, Jr. Defined Benefit Pension Plan DTD 12/29/94 Robert J. Gallivan, Jr. Trustee	12,000	11,000	1,000	*
Jennifer E. Gallivan	1,100	1,100	0	*
David R. Glyn	1,057	1,057	0	*
Morton Goldmeier	163,135	2,284	160,851	2.3%
Bernie J. Grablowsky	425	422	3	*
George H. Haley	22,349	6,346	16,003	*
Joseph Harenza	4,231	4,231	0	*
Hampshire Group Executive Officers Deferred Compensation Plan (9)	14,215	2,115	12,100	*
John D. Hooker, Jr.	18,220	4,231	13,989	*
Investors Group Trust Co. as trustee for Investors Mergers & Acquisitions Fund (10)	97,900	97,900	0	*
Investors Group Corporate Class, Inc. for Investors Mergers & Acquisitions Class (11)	12,100	12,100	0	*
Albert Kaplan	2,714	592	2,122	*
Donald Katz	1,870	633	1,237	*
Patricia E. Keegan & David T. Biddison	633	633	0	*

Name	Shares Beneficially Owned Prior to the Offering	Number of Shares Offered	Shares Beneficially Owned After the Offering (1)	Percent of Class Owned After the Offering (1)
Robert M. King, Jr.	1,142	1,142	0	*
Jay Klebanoff	440	440	0	*
Paul B. Kuper	2,872	1,057	1,815	*
Lawrence Partners, LP (12)	18,363	4,953	13,410	*
Lawrence Offshore Partners, LLC (13)	18,612	8,692	9,920	*
Linda F. Lazar	7,844	1,142	6,702	*
Page G. Lea	846	846	0	*
Tony C. London & Timothy B. Bostic	1,272	1,268	4	*
Lykos Capital CB Fund, LP (14)	8,885	8,885	0	*
Lykos Capital CB Offshore Fund, LP (15)	6,981	6,981	0	*
Jamie McClellan Trust U/A DTD 3/15/05	13,483	4,231	9,256	*
Charles McCotter	1,696	1,692	0	*
Daniel Robert Michels	1,142	1,142	0	*
Betty M. Michelson	2,776	633	2,143	*
Richard Napier	1,148	1,142	6	*
William Mayo Oppenhimer Living Trust U/A DTD 7/29/99	3,193	1,142	2,051	*
Venita Newby Owens	705	702	3	*
Franklin J. Owens, Jr.	846	846	0	*
Pershing LLC As Custodian FBO SEP IRA Barbara K. Nicholson	220	220	0	*
Pershing LLC As Custodian IRA FBO George C. Robinson, IV	1,100	1,100	0	*
Pershing LLC As Custodian IRA FBO Irvin J. Chasen	2,200	2,200	0	*
Pershing LLC As Custodian IRA FBO T. Rudolph Howell	7,015	2,284	4,731	*
Pershing LLC As Custodian FBO Lucille R. Saunders Rollover IRA	2,284	2,284	0	*
Pershing LLC As Custodian IRA FBO George P. Hranowskyj	793	793	0	*
Pershing LLC As Custodian IRA FBO Tom Rowe, IRA	1,100	1,100	0	*
William H. Parker, III & Martha A. Parker	2,206	2,200	0	*
William T. Patrick, Jr. & Phyllis C. Patrick JTWROS	5,232	1,142	4,090	*
John Harold Pickett	425	422	3	*
Thomas A. Rucker & Robert McL. Smith III Co-TTEEs FBO Martha S. Lube	1,100	1,100	0	*
Thomas A. Rucker & Robert McL. Smith III Co-TTEEs FBO Mary Lewis Smith	1,100	1,100	0	*
Thomas A. Rucker & Robert McL. Smith III Co-TTEEs FBO Frank S. Scherer	1,100	1,100	0	*
Thomas A. Rucker & Robert McL. Smith III Co-TTEEs FBO David B. Scherer	1,100	1,100	0	*
Sternwave & Co. (5)	5,500	5,500	0	*
Simron Corporation (16)	1,565	1,565	0	*

Name	Shares Beneficially Owned Prior to the Offering	Number of Shares Offered	Shares Beneficially Owned After the Offering (1)	Percent of Class Owned After the Offering (1)
SunTrustBank, Trustee for Tavss, Fletcher, Maiden & Reed PC 401(k) Plan FBO Robert Reed	4,543	1,057	3,486	*
SunTrustBank, Trustee for Tavss, Fletcher, Maiden & Reed PC 401(k) Plan FBO John Fletcher	9,088	2,115	6,973	*
SunTrustBank, Trustee for Tavss, Fletcher, Maiden & Reed PC 401(k) Plan FBO Richard Tavss	239,269	4,231	235,038	3.4%
Jon F. Sedel	9,854	2,115	7,739	*
Robert M. Segal	4,231	4,231	0	*
Anthony W. Smith	2,509	1,268	1,241	*
Robert McLanahan Smith III	2,200	2,200	0	*
Monica C. Stein	330	330	0	*
The Charles Schwab Trust Company Trustee for the Stevens & Lee Profit Sharing Plan	6,346	6,346	0	*
Trust A for Lee Ann Corry under Am. & Rest. Trust of J.L. Frost dtd. 7/1/80	2,115	2,115	0	*
Trust A for Stephen Frost under Am. & Rest. Trust of J.L. Frost dtd. 7/1/80	2,115	2,115	0	*
Trust A for Virginia Frost Betz under Am. & Rest. Trust of J.L. Frost dtd. 7/1/80	2,115	2,115	0	*
Trust for Richard S. Powell under Am. & Rest. Tr. Of A.L. Powell dtd. 11/14/79	1,692	1,692	0	*
Trust for Carol P. Heller under Am. & Rest. Tr. Of A.L. Powell dtd. 11/14/79	1,692	1,692	0	*
Trust for Nancy E. Powell under Am. & Rest. Tr. Of A.L. Powell dtd. 11/14/79	1,692	1,692	0	*
Trust for Jon R. Powell under Am. & Rest. Tr. Of A.L. Powell dtd. 11/14/79	1,692	1,692	0	*
Triumph Investment Fund, LP (17)	117,126	37,231	79,895	1.2%
Vincent J. Thomas	1,100	1,100	0	*
Robert E. Upton, Jr.	53,071	10,577	42,494	*
Virginia Financial Group, Inc. (8)	42,350	42,350	0	*
Bernice VanAalten	5,702	846	4,856	*
Seeman Waranch	5,159	846	4,313	*
Brent A. Weaver	2,115	2,115	0	*
Ronald R. Weik, TTEE, Simonetta M. Weik TTEE U/D/T 2/1/95	3,951	3,951	0	*
Robert Weis	4,231	4,231	0	*
Corbin B. White	2,284	2,284	0	*
Frank T. Williams, Sr.	553	550	3	*
Rolf Anders Williams	1,142	1,142	0	*
Orville E. Williams Revocable Trust U/A DTD 8/14/97 Orville E. Williams, TTEE	4,225	1,142	3,083	*
Nancy L. Willits, William G. Willits	1,106	1,100	6	*
Kathleen T. Winston	1,268	1,268	0	*
Brenda B. Wise & Michael T. Wise	422	422	0	*
Kelly L. (Weaver) Wood	2,115	2,115	0	*
Paul R. Yoder, Jr.	2,284	2,284	0	*
Allan S. Zeno DDS Profit Sharing	1,891	1,142	749	*
William F. Ziprick & Sally R. Ziprick	1,063	1,057	6	*
Ronald A. Zoby	2,976	2,115	861	*
Total		1,163,461

*	Represents less than 1% of our outstanding shares.

(1)	Assumes the sale of all shares that are the subject of this prospectus. We cannot predict whether the selling shareholders will sell all or any of the shares.

(2)	Alpine Woods Growth Financial Equities, LP- Alpine Woods Advisors LLC is the General Partner. Steven A. Lieber is the Managing Member and retains voting and investment control for all portfolio holdings.

(3)	American Bank Capital Growth Fund, LLC- is now registered under Jamestown Fund, LLC-American Capital Advisors is the General Partner. Lawrence Smith is the Managing Partner and has voting and investment control.

(4)	Canyon Value Realization Fund, LP- Canyon Capital Advisors LLC is the General Partner. Lawrence Garshofsky manages and has voting investment control for the Canyon Value Realization Fund, LP.

(5)	Selling shareholder is a registered investment fund under the Investment Company Act of 1940.

(6)	Selling shareholder is a majority-owned subsidiary of a reporting company under the Exchange Act

(7)	Financial Stocks Capital Partners III, LP- (FSCP III) is a Private Investment Partnership. Finstocks Capital Management LLP is the General Partner. Steven N. Stein and John M. Stein control Finstocks and accordingly have voting and investment control of the shares.

(8)	Selling shareholder is a reporting company under the Securities Exchange Act of 1934 (the “Exchange Act”).

(9)	Hampshire Group Executive Officers Deferred Compensation Plan is a Corporate Pension Plan. Ludwig Kuttner and Charles W. Clayton are Trustees of the Plan and have voting and investment control.

(10)	Investors Group Trust Co. for Investors Merger’s and Acquisitions Fund- John Campbell has voting and investment control.

(11)	Investors Group Corporate Class, Inc. for Investors Mergers and Acquisitions Class - John Campbell has voting and investment control.

(12)	Lawrence Partners, LP-Lawrence Garshofsky & Co. is the General Partner and Lawrence Garshofsky manages and has voting and investment control.

(13)	Lawrence Offshore Partners, LLC-Lawrence Garshofsky & Co. is the General Partner and Lawrence Garshofsky manages and has voting and investment control.

(14)	Lykos Capital CB Fund, LP- Lykos Capital Management LLC is the General Partner. Wolfgang Schoellkopf and Michael Schoellkopf have voting and investment control.

(15)	Lykos Capital CB Offshore Fund, LP-Lykos Capital Management LLC is the General Partner. Wolfgang Schoellkopf and Michael Schoellkopf, have voting and investment control.

(16)	Simron Corporation-Dr. Ronald R. Weik and Simonetta M. Weik are the sole owners of the corporation and have voting and investment control.

(17)	Triumph Investment Fund, LP- Robert P. Keller and John Clarke, Jr. are the sole general Partners. They both manage the fund and have voting and investment control.

PLAN OF DISTRIBUTION

The selling shareholders, and their pledges, donees, transferees or other successors in interest, may offer and sell, from time to time, some or all of the shares of common stock covered by this prospectus. We have registered the shares of common stock covered by this prospectus for offer and sale by the selling shareholders so that those shares may be freely sold to the public by them. Registration of the shares of common stock covered by this prospectus does not mean that those shares necessarily will be offered or sold. We will not receive any proceeds from any sale by the selling shareholders of the securities. See “Use of Proceeds”. We will pay all costs, expenses and fees in connection with the registration of the shares of common stock, including fees of our counsel and accountants, fees payable to the SEC and listing fees. We estimate those fees and expenses to be approximately $3,503. The selling shareholders will pay all underwriting discounts and commissions and similar selling expenses, if any, attributable to the sale of the shares of common stock covered by this prospectus.

The selling shareholders, including their pledges, donees, transferees or other successors in interest, may sell the shares of common stock covered by this prospectus from time to time, at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change or at negotiated prices, by a variety of methods including the following:

•	in privately negotiated transactions;

•	through broker-dealers, who may act as agents or principals;

•	in a block trade in which a broker-dealer will attempt to sell a block of shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through one or more underwriters on a firm commitment or best-efforts basis;

•	directly to one or more purchasers;

•	through agents; or

•	in any combination of the above.

In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Broker-dealers participating in resales or redistributions may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended, and any profit on the sale of the shares of common stock and any commissions received by these broker-dealers may be regarded as underwriting commissions under the Securities Act. The shares of common stock may be sold from time to time at varying prices determined at the time of sale or at negotiated prices. Broker-dealer transactions may include:

•	purchases of the shares of common stock by a broker-dealer as principal and resales of the shares of common stock by the broker-dealer for its account pursuant to this prospectus;

•	ordinary brokerage transactions; or

•	transactions in which the broker-dealer solicits purchasers.

At any time a particular offer of the shares of common stock covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock covered by this prospectus being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents, any discounts, commissions, concessions and other items constituting compensation from the selling shareholders and any discounts, commission or concession allowed or reallowed or paid to dealers. Such prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the Securities and Exchange Commission to reflect the disclosure of additional information with respect to the distribution of the shares of common stock covered by this prospectus.

LEGAL MATTERS

The validity of the shares of Commonwealth common stock offered hereby is being passed upon for Commonwealth by LeClair Ryan, A Professional Corporation.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2006 have been audited by PKF Witt Mares, PLC, independent auditors, as stated in its report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon its authority as experts in accounting and auditing.

INDEMNIFICATION

The Virginia Stock Corporation Act empowers a corporation to indemnify its directors, officers, employees and agents against certain expenses, judgments, fines and amounts incurred in connection with service to the corporation. Commonwealth’s Articles of Incorporation provides that to the fullest extent permitted, and in the manner prescribed in the Virginia Stock Corporation Act and in any other applicable law, Commonwealth shall indemnify a director or officer of Commonwealth who is or was a party to any proceeding by reason of his or her service to the Corporation.

In addition, the Virginia Stock Corporation Act provides that in any proceeding brought by or in the right of a corporation, or brought by or on behalf of the shareholders of a corporation, the damages assessed against a director or officer may be eliminated. Commonwealth’s Articles of Incorporation provide that to the full extent that the Virginia Stock Corporation Act permits the limitation or elimination of the liabilities of the directors or officers, a director or officer of Commonwealth shall not be liable to Commonwealth or its shareholders for monetary damages.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Commonwealth pursuant to the foregoing provisions, Commonwealth has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Commission allows Commonwealth to “incorporate by reference” information into this prospectus, which means that it can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is deemed to be a part of this prospectus, and information that Commonwealth files later with the Commission will automatically update and supersede that information. This prospectus incorporates by reference the documents set forth below that Commonwealth previously filed with the Commission. These documents contain important business information about Commonwealth and its financial condition. The documents we incorporate by reference are:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

•	Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31 and June 30, 2007; and

•	Our Current Reports on Form 8-K for January 17, 2007, January 25, 2007, April 18, 2007, April 24, 2007, May 7, 2007, July 19, 2007, and July 24, 2007.

Commonwealth also incorporates by reference all documents we file with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination of this offering.

We will promptly provide, without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, other than exhibits to those documents, unless the exhibits are specifically incorporated by reference in those documents. Request should be directed to:

Cynthia A. Sabol, CPA

Executive Vice President and Chief Financial Officer

Commonwealth Bankshares, Inc.

P.O. Box 1177, Norfolk, Virginia 23501-1177

Telephone: (757) 446-6900

WHERE YOU CAN FIND MORE INFORMATION

We are subject to information requirements of the Securities Exchange Act of 1934, as amended, and we file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (“the Commission”). You may read and copy any document that we file at the Commissions public reference room facility located at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. The Commission maintains an Internet Site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers, including Commonwealth, that file document with the Commission electronically through the Commissions electronic data gathering, analysis and retrieval system known as EDGAR.

We have filed a registration statement on Form S-3 to register with the Commission the shares of our common stock to be issued to our shareholders. This document is a part of the registration statement and constitutes a prospectus for the shares. Because the rules and regulations of the Commission allow us to omit certain portions of the registration statement from this prospectus, this prospectus does not contain all the information set forth in the registration statement. You may review the registration statement and the exhibits filed with the registration statement for further information regarding us and the shares of our common stock being sold by this prospectus. The registration statement and its exhibits may be inspected at the public reference facilities of the Commission at the addresses set forth above or on the Commission’s Internet site.